Exhibit 10.1




                             PROMISSORY NOTE








$20,000,000.00                                            Milwaukee, Wisconsin

                                                          as of April 30, 2002



FOR VALUE RECEIVED, The Ziegler Companies, Inc., a Wisconsin corporation, hereby promises ON DEMAND, and if no demand is made, on April 30, 2003, to pay to the order of M&I MARSHALL & ILSLEY BANK, Milwaukee, Wisconsin, a Wisconsin banking corporation, the principal sum of Twenty Million Dollar & no/100ths ($20,000,000.00) or so much thereof as shall from time to time be disbursed to, or for the benefit of, Maker. The unpaid principal shall bear interest from the date hereof until paid at such rate, terms and conditions as the parties may mutually agree upon from time to time, calculated on a 360 day basis and is payable ON DEMAND, and if no demand is made on April 30, 2003.

Payments of both principal and interest are to be made in lawful money of the United States of America at the offices of M&I Marshall & Ilsley Bank,
Attention: Loan Services Department, 401 N. Executive Drive, Brookfield, WI 53005, or at such other place as the holder shall designate in writing to the maker.

The maker and all endorsers hereby severally waive presentment for payment, protest and demand, notice of protest, demand and of dishonor and nonpayment of this Note, and consent that the holder may extend the time of payment or otherwise modify the terms of payment of any part or the whole of the debt evidenced by this Note, at the request of any other person liable hereon, and such consent shall not alter or diminish the liability of any person.

The Ziegler Companies, Inc.      (SEAL)



By:     /s/ J. C. Vredenbregt

Title:  Treasurer